Exhibit 2.3

EXECUTION VERSION

AMENDMENT NO. 2 TO TRANSACTION AGREEMENT

This AMENDMENT NO. 2 TO TRANSACTION AGREEMENT, dated as of October 3, 2019 (this “Amendment”), is made by and among TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), each of the Persons set forth on Schedule 1 to the Transaction Agreement (as defined below) (each, a “Seller” and collectively, the “Sellers”) and David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein), (each in their capacity as a “Shareholder Representative” and collectively, the “Shareholder Representatives”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, Parent, the Sellers and the Shareholder Representatives are parties to the Transaction Agreement, dated as of June 13, 2019, as amended by that certain Amendment No. 1, dated as of July 22, 2019 (the “Transaction Agreement”);

WHEREAS, pursuant to Section 8.13 of the Transaction Agreement, the Transaction Agreement may be amended by Parent and the Shareholder Representatives (which shall bind each Seller), at any time before or after the receipt of the Parent Shareholder Approval, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such shareholders without first obtaining such further approval, and the Transaction Agreement may not be amended except by an instrument in writing signed (including by electronic means) by Parent and the Shareholder Representatives (which shall bind each Seller); and

WHEREAS, each of the parties to the Transaction Agreement as at the date hereof agrees to amend the Transaction Agreement as described below.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

1. Effective as of the date of this Amendment, the Transaction Agreement is hereby amended as follows:

(a)    Exhibit C to the Transaction Agreement is hereby amended and restated as set forth in Exhibit A hereto.

(b)    Exhibit G to the Transaction Agreement is hereby amended and restated as set forth in Exhibit B hereto.

(c)    Exhibit J to the Transaction Agreement is hereby amended and restated as set forth in Exhibit C hereto.

(d)    Exhibit M to the Transaction Agreement is hereby amended and restated as set forth in Exhibit D hereto.

(e)    Exhibit N to the Transaction Agreement is hereby amended and restated as set forth in Exhibit E hereto.

(f)    Exhibit O to the Transaction Agreement is hereby amended and restated as set forth in Exhibit F hereto.

2.    The parties hereto hereby agree that, except as specifically provided in this Amendment, the Transaction Agreement shall remain in full force and effect without any other amendments or modifications.

3.    The provisions of Sections 8.3 through 8.13 of the Transaction Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment for all purposes.

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IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

TPG PACE HOLDINGS CORP.

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title:	Chief Executive Officer and President

2

SHAREHOLDER REPRESENTATIVES:

/s/ David W. Ruttenberg
DAVID W. RUTTENBERG

/s/ John S. Bakalar
JOHN S. BAKALAR

Exhibit A

Exhibit C to Transaction Agreement

(See attached.)

Exhibit B

Exhibit G to Transaction Agreement

(See attached.)

Exhibit C

Exhibit J to Transaction Agreement

(See attached.)

Exhibit D

Exhibit M to Transaction Agreement

(See attached.)

Exhibit E

Exhibit N to Transaction Agreement

(See attached.)

Exhibit F

Exhibit O to Transaction Agreement

(See attached.)

Exhibit G